Exhibit 10.29

(Translation)

AGREEMENT TO BUY AND SELL LAND

This Agreement is made on 15 June 2010 between

Ms. Kornkornrat Rungreungthanya, holding ID card No. 3130200030241 issued at Amphur Klongluang, on 22 June 2006, residing at 37/10 Moo 4 Tambol Klongnueng, Amphur Klongluang, Pathumthani Province (hereinafter referred to as the “Seller”), of the one part, and

Fabrinet Company Limited, a company registered under the Civil and Commercial Code, registration No. 0105542073726, having head office located at No. 294 Moo 8, Vibhavadeerangsit Road, Tambol Kukod, Amphur Lamlukka, Pathumthani Province (hereinafter referred to as the “Buyer”), of the other part.

Both parties agree as follows:

1.	The Seller agrees to sell, and the Buyer agrees to buy, 2 plots of land under land title deed No. 1635, land No. 5, survey page 265, volume 16, page 35 and land title deed No. 1636, land No. 4, survey page 266, volume 16, page 36, located at Tambol Klong Nueng (Klong 1, West), Klong Luang district, Pathumthani province, covering a total area of approximately 43 rai - ngan 67 square wah, per details in copies of land title deeds attached hereto, which shall be deemed part hereof (hereinafter referred to as the “Land”).

2.	The parties agree to buy and sell the Land under Clause 1 at the price of Baht 5,500,000 (five million five hundred thousand only) per rai, and the total purchase price of the Land shall be Baht 237,421,250 (two hundred and thirty-seven million four hundred and twenty-one thousand and two hundred fifty only) (hereinafter referred to as the “Land Price”).

3.	The Seller represents that she is the sole owner of the Land and has lawful right to sell the Land to the Buyer. The Land is vacant and has no building, no human being and animal living on it, no liens, derogation of right, superficies or any encumbrances, and is not subject to any contract or agreement with any other person, except a mortgage with Siam Commercial Bank Plc. The Seller agrees to completely remove the mortgage at her expense before registration of transfer of ownership of the Land under Clause 5.

4.	On the date hereof the Buyer has placed with the Seller a deposit of Baht 70,000,000 (seventy million only) divided into 5 Cashier’s cheques of Siam Commercial Bank Plc., Lamlukka branch, as following:

1. Cashier’s cheque No. 5035306 dated 14 June 2010 in the amount of Baht 20,000,000 (Twenty million only)

2. Cashier’s cheque No. 5035307 dated 14 June 2010 in the amount of Baht 20,000,000 (Twenty million only)

3. Cashier’s cheque No. 5035308 dated 14 June 2010 in the amount of Baht 10,000,000 (Ten million only)

4. Cashier’s cheque No. 5035309 dated 14 June 2010 in the amount of Baht 10,000,000 (Ten million only)

5. Cashier’s cheque No. 5035310 dated 14 June 2010 in the amount of Baht 10,000,000 (Ten million only)

(hereinafter referred to as the “Deposit”). The Deposit shall be deemed part of the Land Price hereunder. The Seller has duly received the said sum and has issued a receipt thereof to the Buyer.

The Buyer will pay the balance of the Land Price in the amount of Baht 167,421,250 (one hundred and sixty-seven million four hundred twenty-one thousand and two hundred fifty only) to the Seller on the date of registration of transfer of ownership of the Land under

Clause 5, by a cashier cheque issued by a commercial bank registered in Thailand, or pay it by any other means as the parties may agree.

5.	From the date hereof the Seller agrees that the Buyer may conduct survey, improvement, filling of soil and development of the Land immediately at the Buyer’s expense, and the Seller agrees to fully provide necessary cooperation and assistance to the Buyer.

6.	The parties agree to register transfer of ownership of the Land at the relevant land office within 3 months from the date hereof, whereby the Buyer shall give written notice to the Seller at least 5 business days before the date of registration of transfer of ownership of the Land (hereinafter referred to as the “Land Ownership Transfer Registration Date”).

7.	The Seller agrees to be responsible for half of the fees for registration of transfer of ownership of the Land, the entire amount of stamp duty, personal income tax and any other expenses on the part of the Seller hereunder.

8.	The Buyer agrees to be responsible for another half of the fees for registration of transfer of ownership of the Land, and any other expenses on the part of the Buyer hereunder.

9.	If the Buyer is in breach of paragraph two of Clause 4 hereof, this Agreement shall be terminated, and the Seller shall be entitled to immediately seize the Deposit in full. However, if the Seller is in breach of any provision of the Agreement, the Seller agrees to refund the entire Deposit to the Buyer immediately and agrees that the Buyer may file a lawsuit to enforce the performance of the Agreement and to claim damages.

10.	On the Land Ownership Transfer Registration Date, the Seller shall deliver to the Buyer the original documents of title to the Land and all other documents related to the transfer of ownership of the Land.

11.	Notices or correspondences hereunder shall be made in writing and sent by hand or by registered mail with return receipt requested, to the respective addresses of the parties stated above, and the delivery of such letter or document shall be deemed a due delivery of notice or correspondence.

This Agreement is made in duplicate with identical wording. Both parties have thoroughly read and understood the contents hereof and consider them to accurate reflect their intention. The parties have therefore signed in the presence of witnesses on the day, month and year written above. Each party retains one copy.

Signed	/s/ Kornkornrat Rungreungthanya	Seller	Signed	/s/ Natchukorn Rungreungthanya	Witness
	Ms. Kornkornrat Rungreungthanya			Ms. Natchukorn Rungreungthanya

        Fabrinet Company Limited

Signed	/s/ Soon Kaewchansilp	Buyer	Signed	/s/ Pornchai Wessatada	Witness
	Dr. Soon Kaewchansilp			Mr. Pornchai Wessatada
Authorized Director